GRIFFON CORPORATION ANNOUNCES
                         -----------------------------
            OPERATING RESULTS FOR THE SECOND QUARTER OF FISCAL 2003
            -------------------------------------------------------

     Jericho, New York, April 30, 2003 - Griffon Corporation (NYSE:GFF) today reported operating performance for the second quarter of fiscal 2003, ended March 31, 2003. Net sales for the quarter were $277,330,000 compared to $267,308,000 for the second quarter of fiscal 2002. Income before income taxes increased to $11,236,000 from $10,445,000. Net income was $4,617,000 in the current quarter compared to $4,815,000 in the second quarter of 2002. Diluted and basic earnings per share were $.14 in the second quarter of both fiscal 2003 and 2002.

     Garage doors' profitability improved on the strength of manufacturing efficiencies and effective cost control, and was also positively impacted by the 2002 divestiture of Atlas, an unprofitable commercial operation. Net sales of the garage doors segment were lower compared to last year primarily due to the Atlas divestiture and inclement weather conditions in the segment's markets.

     Net sales of the specialty plastic films segment increased substantially compared to last year's second quarter. The growth was principally due to higher unit volumes, the effect of a weaker U.S. dollar on translated foreign sales, the net sales of the Brazilian operation acquired in the latter half of fiscal 2002 and selling price adjustments to pass through raw material (resin) price increases to customers. Resin price increases have been substantial; raw material cost increases in the quarter exceeded related selling price adjustments by approximately $3.5 million. Also impacting the segment's profitability in the quarter were costs associated with manufacturing facility expansion for existing and new products. The electronic information and communication systems segment, Telephonics, reported lower sales primarily due to delays in anticipated awards of new orders which are expected to pick up as the year progresses. Earnings in this segment declined slightly compared to last year principally due to the sales decrease and increased research and development expenditures.

     Net sales for the six months ended March 31, 2003 were $579,484,000 compared to $569,210,000 for the first six months of fiscal 2002. Pretax income for the six months rose to $32,317,000 compared to $30,739,000 last year. Income before the accounting change last year to adopt Statement of Financial
Accounting Standards No. 142, "Goodwill and Other Intangible Assets", was $15,537,000 for the first six months of 2003 compared to $15,397,000 last year.

     During the quarter, cash generated from operations and existing cash balances funded treasury stock purchases of $3,100,000, further reductions in bank debt of $9,700,000 and capital expenditures of $12,300,000 primarily in connection with ongoing programs in the specialty plastic films segment.

         Griffon Corporation -

     o is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;

     o installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;

     o is an international leader in the development and production of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

     o develops and manufactures information and communication systems for government and commercial markets worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

                                                   GRIFFON CORPORATION
                                                   -------------------

                                                   OPERATING HIGHLIGHTS
                                                   --------------------

                                 (Unaudited, in thousands except for per share amounts)


                                                             For the Three Months Ended         For the Six Months Ended
                                                                       March 31,                        March 31,
                                                             --------------------------         ------------------------

                                                                 2003            2002              2003          2002
                                                                 ----            ----              ----          ----

 Net sales:
   Garage Doors                                               $ 82,886        $ 93,302           $196,349      $213,039
   Installation Services                                        66,672          63,520            138,992       134,630
   Specialty Plastic Films                                      92,129          68,948            179,471       141,514
   Electronic Information and Communication Systems             40,612          46,675             76,373        92,362
   Intersegment eliminations                                    (4,969)         (5,137)           (11,701)      (12,335)
                                                              --------        --------           --------      --------
                                                              $277,330        $267,308           $579,484      $569,210
                                                              ========        ========           ========      ========
Operating income:

   Garage Doors                                               $  2,966        $    336           $ 13,883      $  9,581
   Installation Services                                           528             721              2,207         3,105
   Specialty Plastic Films                                       9,156          10,064             19,822        19,884
   Electronic Information and Communication Systems              2,894           3,086              4,616         5,526
                                                                 -----           -----              -----         -----
     Segment operating income                                   15,544          14,207             40,528        38,096
 Unallocated amounts                                            (3,450)         (2,863)            (6,584)       (5,397)
 Interest expense, net                                          (  858)           (899)            (1,627)       (1,960)
                                                                ------          ------             ------        ------
   Income before income taxes                                   11,236          10,445             32,317        30,739
 Provision for income taxes                                     (4,269)         (4,178)           (12,280)      (12,295)
                                                                ------          ------            -------       -------
   Income before minority interest and
     cumulative effect of a change in accounting principle       6,967           6,267             20,037        18,444
 Minority interest                                              (2,350)         (1,452)            (4,500)       (3,047)
                                                                ------          ------             ------        ------
   Income before cumulative effect of a change
     in accounting principle                                     4,617           4,815             15,537        15,397
 Cumulative effect of a change in accounting  principle, net
   of income tax effect                                              -               -                  -       (24,118) (1)
                                                              --------        --------           --------      --------
   Net income(loss)                                           $  4,617        $  4,815           $ 15,537      $ (8,721)
                                                              ========        ========           ========      ========
 Basic earnings per share of common stock:
     Income before cumulative effect of a change
        in accounting principle                               $    .14        $    .14           $    .47      $    .47
     Cumulative effect of a change in accounting principle           -               -                  -          (.73)
                                                              --------        --------           --------      --------
          Net income(loss)                                    $    .14        $    .14           $    .47      $   (.26)
                                                              ========        ========           ========      ========

 Diluted earnings per share of common stock:
     Income before cumulative effect of a change
        in accounting principle                               $    .14        $    .14           $    .46      $    .44
     Cumulative effect of a change in accounting principle           -               -                  -          (.69)
                                                              --------        --------           --------      --------
          Net income(loss)                                    $    .14        $    .14           $    .46      $   (.25)
                                                              ========        ========           ========      ========


(1) To reflect the impairment of the goodwill of the installation services segment pursuant to the adoption of Statement of Financial Accounting Standards No. 142.
